Exhibit 99.1

Press Release Source:                                                                                                         Ecolocap Solutions Inc.

MONTREAL, QUEBEC—(MARKET WIRE)-- December 18, 2007-- Ecolocap Solutions Inc. (OTCBB-ECOS) is pleased to announce that it has entered into a Memorandum of Understanding with United Best Technology Limited for the purchase of assets including intellectual property, knowledge, contacts, technology, and contracts it owns relating to the creation of Carbon Credits (CERs) under the Clean Development Mechanism as described under the Kyoto Protocol. The effective date of the Memorandum is the 7th of January 2008 and the execution of a definitive agreement and closing of the transaction is expected within 45 days of this effective date. During this 45 day period EcoloCap will conduct due diligence procedures and develop a definitive agreement for the transaction.

The price of the assets was set on September 7th, 2007 during ongoing negotiations. The total cost of the acquired assets will be three millions five hundred thousand restricted shares of the Company’s Common Stock. The Memorandum of Understanding provides that the purchase price shares will be paid as the Seller delivers the acquired assets to the Company within a defined performance period. Among the assets United Best will be required to deliver during the performance period provided within the definitive agreement, will be contractual project commitments representing a yearly minimum production of Three Million Six Hundred Thousand CERs, that can be certified and traded as provided within the Kyoto Protocol.

Ecolocap Solutions Inc. also entered into an Agreement for the services of Dr. Tri Vu Truong to serve EcoloCap in the capacity of President and Chief Executive officer. This agreement has an effective date that is linked to the closing of the above transaction. Dr. Truong is highly experienced in the areas of expertise required by the Company’s new business. He has worked in the environmental sector since 1970, upon completion of his B. Engineering degree, complemented by a Master's degree in Chemical Engineering in 1971 and a Ph.D. degree in Civil Engineering with Environmental Option in 1975. His professional career includes the realization of many major scientific and technical studies and projects. Dr. Truong was responsible in 1977 for the creation and operation of the Permits & Inspections Division of the Montreal Urban Community–Environment Department. He has taught several post-graduate courses at the prestigious Université de Montréal's École Polytechnique. As President of the Sodexen Environmental Engineering Group since 1981, Dr. Truong has managed numerous major environmental impact projects, including: Comparative study of the environmental impact of dust-palliatives (MTQ 1988, 1989, 1990); Environmental decommissioning of a polystyrene production complex (BASF, 1988-1990); Solid waste management study relating to the closure of the Miron landfill (Montréal, 1988-90), as well as various research & development projects in the area.

In Vietnam and other countries, Dr. Truong has led numerous studies, projects and training seminars in the fields of solid waste management and urban planning: Hanoi Solid Waste Management Master Plan for the period of 1995 – 2015 (1996-1998); Biomedical waste treatment (Morocco 2000); Watershed management, urban & industrial wastewater control (Cau River Basin Environmental Intervention Plan- (Viet Nam 2003) ); Waste to Energy feasibilities study for Hanoi (2002-2003); Biogas enhanced Waste to Energy for Ho Chi Minh City ( 2004 -2005 ); Mega-landfill design for HCM city (2004-2006). Recently he has been actively involved in the implementation of 3 major CDM-CO2 investment projects in Viet Nam for the recuperation of biogas generated by landfills (2006-2007) as well as in CDM –CO2 for mini Hydro– power projects..

Alexander C. Gilmour, Chairman of the Board and acting Chief Executive Officer stated: “With the United Best Agreement, our Company is entering into a field that is being heralded in many quarters as the most important investment theme over the next decade. The New York Times reported ‘’Carbon will be the world's biggest commodity market, and it could become the world biggest market overall’’. The retaining of Dr Truong assures us the service of one of the world’s foremost authority on the methodology, design and implementation of emission reduction projects under the Kyoto mechanisms. This has to be a winning combination to create value for our shareholders.’’ Mr. Gilmour continued, ‘’It is apparent that the current environmental discussions in Bali appear to have reinforced the concepts established by Kyoto. Among the outcomes of the Bali meetings is that it now appears that major players who have not elected to participate in Kyoto will in two or three years participate in what I will call Kyoto II thereby insuring environmental progress through mechanisms such as those the Company is now focusing its activities upon’’.

Forward-Looking Statements
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact: Me Claude Pellerin, Secretary,
514-397-0575
cpellerin@mtllex.com